EXHIBIT 11.



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                                                      EXHIBIT 11.3



                         AVON PRODUCTS, INC.
           COMPUTATION OF FULLY DILUTED INCOME PER SHARE
               (In millions, except per share data)


                                                 Three months ended
                                                     March 31
                                                 ------------------
                                                 1996          1995
                                                 ----          ----

Weighted average shares of common stock:

Weighted average shares outstanding during
  the period.................................  67.254        68.676
Common stock equivalents. ...................    .420          .125
                                               ------        ------
Weighted average shares for fully diluted
  income per share computation...............  67.674        68.801
                                               ======        ======

Net income...................................  $ 37.7        $ 34.4
                                               ======        ======


Fully diluted income per share...............  $  .56        $  .50
                                               ======        ======